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                                                                   Exhibit 10.27

                              EMPLOYMENT AGREEMENT


                  EMPLOYMENT AGREEMENT (the "Agreement") made effective as of the 1st day of April, 2000, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the "Corporation"), and Victor Cohen (the "Executive").

                  WHEREAS, the Executive has been employed by the Corporation as its Executive Vice President, General Counsel, Secretary and Chief Legal Officer;

                  WHEREAS, the Corporation would like to continue the Executive in such positions, and Executive wishes to remain employed in such positions; and

                  WHEREAS, the Corporation and the Executive wish to enter into an employment agreement effective as of the date hereof and intend this Agreement to supersede all prior agreements between the Corporation and Executive;

                  NOW, THEREFORE, intending to be bound the parties hereby agree as follows with effect from the date first above written.

                  1. Employment/Prior Agreement. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Corporation, on the terms and conditions set forth herein. From and after the date hereof, the terms of this Agreement shall supersede in all respects the terms of any prior arrangement or agreement, if any, dealing with the matters herein.

                  2. Term. The employment of the Executive by the Corporation as provided in Section 1 pursuant to this Agreement will be effective on the date hereof. The term of the Executive's employment under this Employment Agreement shall continue until the close of business of the third anniversary of the date of this Agreement, subject to earlier termination in accordance with the terms of this Agreement (the "Term"). The Term shall be automatically extended for successive one-year periods thereafter unless either party notifies the other in writing of its intention not to so extend the Term at least 180 days prior to the commencement of the next scheduled one year extension (a "NonExtension Notice").

                  3. Position and Duties. The Executive shall serve as the Corporation's Executive Vice President, General Counsel, Secretary and Chief Legal Officer. The Executive shall report to the Office of the Chairman, and shall have such responsibilities and duties as may be assigned to Executive from time to time, which are not inconsistent with Executive's positions. The Executive shall devote substantially all of Executive's working time and efforts to the business and affairs of the Corporation.

                  4.       Compensation and Related Matters.

                           (a)      Salary and Incentive Bonus

                                    (i) Salary. During the Term, Executive's
                                        annual


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salary shall be determined prior to the beginning of each year by the
Compensation Committee of the Corporation; provided that such salary may not be decreased from the level set at any time by the Compensation Committee. Such salary shall be paid in substantially equal installments on a basis consistent with the Corporation's payroll practices. Executive's salary as in effect from time to time is hereinafter referred to as the "Salary".

                                    (ii) Incentive Bonus. Executive shall
participate in the Corporation's Executive Incentive Plan (the "EIP"), and any substitute therefor, and be eligible to earn an annual cash bonus for each fiscal year during the term of this Agreement (the "Annual Incentive Bonus"). During the Term, Executive's Annual Incentive Bonus opportunity shall range, subject to achieving pre-established performance goals, from 50% of Executive's Salary (the "Target Bonus Opportunity") at target performance to 100% of Executive's Salary based upon the extent to which corporate or other performance goals established by the Compensation Committee (the "Compensation Committee") of the Corporation's Board of Directors (the "Board") are achieved. The Annual Incentive Bonus, if any, payable to the Executive in respect of each fiscal year will be paid at the same time that annual bonuses are paid to other executives under the EIP. Notwithstanding any provision of this Agreement to the contrary, Executive's entitlement to payment of an Annual Incentive Bonus during any period when the compensation payable to the Executive pursuant to this Agreement is subject to the deduction limitations of section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), shall be subject to shareholder approval of a plan or arrangement evidencing such Annual Incentive Bonus opportunity that complies with the requirements of section 162(m) of the Code.

                           (b) Expenses. During the term of the Executive's
employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

                           (c) Other Benefits. During the term of the
Executive's employment hereunder, the Executive shall be entitled to participate in or receive benefits under any medical, pension, profit sharing or other employee benefit plan or arrangement generally made available by the Corporation now or in the future to its executives and key management employees (or to their family members), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Salary or Annual Incentive Bonuses payable to the Executive pursuant to paragraph (a) of this Section.

                           (d) Vacations. The Executive shall be entitled to
reasonable vacations consistent with the Corporation's past practice.

                           (e) Options. Executive shall be entitled to annual
grants of stock options to purchase shares of the Corporation's Class A Common Stock,


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pursuant to the terms of the Corporation's 1997 Long-Term Stock Incentive Plan,
on the same basis as grants generally are made available to the Corporation's executives at the level of Group President/President. The determination whether to make such grants, individually and/or as a group, and the amount thereof shall be in the sole discretion of the Compensation Committee. Options granted to the Executive pursuant to the foregoing will vest and become exercisable ratably over three (3) years on each of the first three anniversaries of the date of grant, subject to the Executive's continued employment through each vesting date, and will have an exercise price equal to the fair market value per share as of the date of grant.

                  5. Termination.

                           (a) Termination by Corporation. The Executive's
employment hereunder may be terminated at any time with or without Cause.

                           (b) Termination by the Executive. The Executive may
terminate his employment hereunder with or without Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) a material diminution in or adverse alteration to Executive's title, positions or duties as set forth in Section 3 herein, (B) a reduction in the Executive's Salary or Annual Incentive Bonus opportunity or the Corporation's electing to eliminate the EIP without substituting therefor a plan which provides for a reasonably comparable Annual Incentive Bonus opportunity or the Executive's ceasing to be entitled to the payment of an Annual Incentive Bonus as a result of the failure of the Corporation's shareholders to approve a plan or arrangement evidencing such Annual Incentive Bonus in a manner that complies with the requirements of section 162(m) of the Code, (C) the relocation of Executive's principal office outside of the area which comprises a fifty (50) mile radius from New York City or (D) a failure of the Corporation to comply with any material provision of this Agreement; provided that the events described in clauses (A), (B), (C) and
(D) above shall not constitute Good Reason unless and until such diminution, change, reduction or failure (as applicable) has not been cured within thirty
(30) days after notice of such noncompliance has been given by the Executive to the Corporation.

                           (c) Any termination of the Executive's employment by
the Corporation or by the Executive (other than termination pursuant to Section 6(d)(i) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. A "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  6. Compensation Upon Termination. The provisions of this
Section 6 shall exclusively govern the Executive's rights hereunder upon termination of employment with the Corporation and its affiliates; provided that the nothing in this Agreement shall adversely affect the Executive's rights, if any, following such termination of employment under the Corporation's employee benefit plans and policies.

                           (a) If the Corporation shall terminate the
Executive's employment for any reason other than an Enumerated Reason as set forth in Section


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6(d) hereof and other than due to the Corporation's election not to extend the
Term of this Agreement by delivery of a NonExtension Notice as contemplated by
Section 2, or if the Executive resigns for Good Reason pursuant to Section 5(b) hereof, then so long as the Executive complies with Section 8 hereof the Executive shall be entitled to the following:

                           (i) an amount equal to the greater of:

                                            (A) the sum of (I) two (2) times the
                  Executive's Salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a Salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) one (1) times the "Average Annual Incentive Bonus" (which term shall mean the average of the Annual Incentive Bonuses paid to the Executive over the preceding two fiscal years or, if the Executive was not eligible to earn an Annual Incentive Bonus hereunder during one or both of the preceding two fiscal years, then based on the Annual Incentive Bonus paid in the prior fiscal year, if the Executive was so eligible, or if the Executive was not so eligible, then based on the Target Bonus Opportunity); plus
                  (III) a pro rata Average Annual Incentive Bonus for the fiscal year of termination and based upon the percentage of the fiscal year in which such termination occurs that shall have elapsed through the date of termination (a "Pro Rata Annual Incentive Bonus")); and

                                            (B) the sum of (I) three (3) minus
                  the number of years (including fractions thereof) that shall have elapsed from the date of this Agreement times the Executive's Salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a Salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) one (1) times the Average Annual Incentive Bonus; plus (III) a Pro Rata Annual Incentive Bonus for the year of termination.

                                            Any amounts paid pursuant to either
                  clause (A) or clause (B) above shall be paid in equal monthly installments from the date of termination for a period of two
                  (2) years in the case of clause (A) above and for a period of up to three (3) years less the number of years (including fractions thereof) which shall have elapsed from the date of this Agreement in the case of clause (B) above (such periods, whichever is applicable, hereinafter referred to as the "Severance Period"), except that the Pro Rata Annual Incentive Bonus shall be paid in a lump sum in cash within thirty (30) days following the date of the Executive's termination of employment.

                                    (ii) Continued participation in the
                  Corporation's health benefit plans during the Severance Period; provided that if the Executive is provided with coverage by a successor employer, any such coverage by the Corporation shall cease;

                                    (iii) Continued use of the Corporation
                  automobile or payment of Executive's automobile allowance, as applicable, until expiration of the Severance Period or until Executive secures new


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                  employment, whichever first occurs;

                                    (iv) Waiver of collateral interest securing
                  return to the Corporation of premiums paid by the Corporation for the Executive's existing split dollar life insurance policy;

                                    (v) If a Change of Control shall have
                  occurred prior to the date of termination, the Executive shall be entitled at his option, exercisable in writing within fifteen days of the date of termination, to receive the equivalent of the Salary and Annual Incentive Bonus payments pursuant to subsection (i) above in two equal lump sum installments, the first payable within 30 days of the date of termination and the second on the first anniversary of the date of termination. As used herein, the term "Change of Control" shall mean Ralph Lauren or members of his family (or trusts or entities created for their benefit) no longer control 50% or more of the voting power of the then outstanding securities of the Corporation entitled to vote for the election of the Corporation's directors; and

                                    (vi) Except as provided in this Section
                  6(a), the Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(a). In addition to the foregoing, the Corporation will provide to the Executive, at the Executive's request, reasonable outplacement services consistent with the Corporation's past practices for other former executives (the "Outplacement Benefit"). The Corporation anticipates that health benefits made available pursuant to clause (ii) above will be provided in accordance with applicable COBRA provisions. The Corporation shall waive or pay for any COBRA premiums otherwise payable by the Executive. In the event COBRA coverage expires, Corporation shall in lieu of such coverage at its option provide alternative coverage or reimburse the Executive for the actual costs incurred by Executive for alternative coverage, for the remaining portion of the Severance Period during which Executive would otherwise be entitled to continued health benefits.

                           (b) If the Executive's employment is terminated by
his death or by the Corporation due to the Executive's Disability (as defined below), the Corporation shall pay any amounts due to the Executive through the date of his death or the date of his termination due to Disability, including a Pro Rata Annual Incentive Bonus for the year of termination. Except as provided in this Section 6(b), the Corporation will have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(b).

                           (c) If the Executive's employment shall be terminated
by the Corporation pursuant to Section 6(d)(iii) for Cause or by the Executive for other than Good Reason, the Corporation shall pay the Executive his full Salary through the date of termination at the rate in effect prior to such termination and, except as provided in this Section 6(c), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this
Section 6(c).


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                           (d) The term "Enumerated Reason" with respect to
termination by the Corporation of the Executive's employment shall mean any one of the following reasons:

                                    (i) Death. The Executive's employment
                  hereunder shall terminate upon his death.

                                    (ii) Disability. If, as a result of the
                  Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination is given (which Notice of Termination may be given before or after the end of such six-month period; provided that the termination would not be effective until the end of such six-month period) shall not have returned to the performance of his duties hereunder on a full-time basis (a "Disability"), the Corporation may terminate the Executive's employment hereunder.

                                    (iii) Cause. The Corporation shall have
                  "Cause" to terminate the Executive's employment hereunder upon
                  (1) the willful and continued failure by the Executive to substantially perform his duties hereunder after demand for substantial performance is delivered to him by the Corporation that specifically identifies the manner in which the Corporation believes the Executive has not substantially performed his duties, or (2) Executive's conviction of, or plea of nolo contendere to, a crime (whether or not involving the Corporation) constituting any felony or (3) the willful engaging by the Executive in gross misconduct relating to the Executive's employment that is materially injurious to the Corporation, monetarily or otherwise (including, but not limited to, conduct that constitutes competitive activity, in violation of Section 8) or which subjects, or if generally known, would subject the Corporation to public ridicule or embarrassment. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive's employment may be terminated for Cause only by act of the Board of Directors of the Corporation and, in any event, the Executive's employment shall not be deemed to have been terminated for Cause without (x) reasonable written notice to the Executive setting forth the reasons for the Corporation's intention to terminate for Cause, (y) the opportunity to cure (if curable) within 10 days of such written notice of the event(s) giving rise to such notice, and (z) an opportunity for the Executive, together with his counsel, to be heard by the Board of Directors of the Corporation.

                           (e) If the Executive's employment with the
Corporation shall terminate due to the Corporation's or the Executive's election not to extend the Term of this Agreement by delivery of a NonExtension Notice as contemplated by Section 2, then the Executive shall be entitled to receive his full Salary through the date of termination plus the Annual Incentive Bonus, if any, that Executive would have been entitled to receive had he remained in the Corporation's employment


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through the end of its fiscal year, prorated to the date of termination. Such prorated Annual Incentive Bonus shall be payable at the same time as the Corporation pays annual bonuses to other executives under the EIP. In addition, if the Corporation was the party that so elected not to extend the Term of this Agreement as described above, then the Executive shall be entitled to receive the Outplacement Benefit and an amount, payable in equal monthly installments over a one-year period, equal to the sum of (x) his Salary, plus (y) one (1) times the Average Annual Incentive Bonus. Except as provided in this Section 6(e), the Corporation shall have no further obligations to the Executive under this Agreement following the Executive's termination of employment under the circumstances described in this Section 6(e).

                           (f) As a condition precedent to receipt of the
payments provided for Sections 6(a) and 6(e), Executive shall be required to execute a general release in favor of the Corporation, excluding only the payments remaining to be made pursuant to such Sections.

                           (g) Notwithstanding the foregoing, (A) in the event
the Corporation (or its successor) and the Executive both determine, based upon the advice of the independent public accountants for the Corporation, that part or all of the consideration, compensation or benefits to be paid to the Executive under this Agreement constitute "parachute payments" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Executive under any other plan, arrangement or agreement which constitute "parachute payments" (collectively, the "Parachute Amount") exceeds
2.99 times the Executive's "base amount", as defined in Section 280G(b)(3) of the Code (the "Executive Base Amount"), the amounts constituting "parachute payments" which would otherwise be payable to or for the benefit of the Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the "Reduced Amount"); provided that such amounts shall not be so reduced if the Executive determines, based upon the advice of an independent nationally recognized public accounting firm (which may, but need not be the independent public accountants of the Corporation), that without such reduction the Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after tax basis, that the Executive would be entitled to retain upon his receipt of the Reduced Amount.

                                    (B) If the determination made pursuant to
clause (A) above results in a reduction of the payments that would otherwise be paid to the Executive except for the application of this Section 6(g), then the Executive may then elect, in his sole discretion, which and how much of any particular entitlement shall be eliminated or reduced and shall advise the Corporation in writing of his election within ten days of the determination of the reduction in payments. If no such election is made by the Executive within such ten-day period, the Corporation may elect which and how much of any entitlement shall be eliminated or reduced and shall notify the Executive promptly of such election. Within ten days following such determination and the elections hereunder, the Corporation shall pay or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay or distribute to or for the benefit of the


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Executive in the future such amounts as become due to the Executive under this
Agreement.

                                    (C) As a result of the uncertainty in the
application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Corporation which should not have been made under clause (A) of this Section 6(g) ("Overpayment") or that additional payments which are not made by the Corporation pursuant to clause (A) of this Section 6(g) should have been made ("Underpayment"). In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Overpayment arises, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Corporation together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

                  7. Mitigation. The Executive shall have no duty to mitigate the payments provided for in Section 6 by seeking other employment or otherwise and such payment shall not be subject to reduction for any compensation received by the Executive from employment in any capacity following the termination of the Executive's employment with the Corporation.

                  8. Noncompetition.

                           (a) The Executive agrees that for the duration of his
employment and for a period two (2) years from the date of termination thereof and during any Severance Period, he will not, on his own behalf or on behalf of any other person or entity, hire, solicit, or encourage to leave the employ of the Corporation or its subsidiaries, affiliates or licensees any person who is an employee of any of such companies.

                           (b) The Executive agrees that for the duration of his
employment and for a period of two (2) years from the date of termination thereof and during any Severance Period, the Executive will take no action which is intended, or would reasonably be expected, to harm (e.g. making public derogatory statements or misusing confidential Corporation information, it being acknowledged that the Executive's employment with a competitor in and of itself shall not be deemed to be harmful to the Corporation for purposes of this
Section 8(b)) the Corporation or any of its subsidiaries, affiliates or licensees or their reputation.

                           (c) The Executive agrees that during the duration of
his employment and;

                                    (i) in the event of the Executive's
                  termination of employment due to the Executive's resignation without Good Reason, until the later of (x) three (3) years from the date of this Agreement and (y) twelve


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                  (12) months from the date of such termination of employment;
                  and

                                    (ii) in the event of the Executive's
                  termination of employment by the Corporation without Cause or the Executive's resignation for Good Reason pursuant to
                  Section 5(b), for twelve (12) months from the date of such termination of employment; and

                                    (iii) in the event of the Executive's
                  termination of employment by the Corporation for Cause, at the election of the Corporation in consideration for the payment to the Executive of an amount equal to one twelfth (1/12) the Executive's Salary and Annual Incentive Bonus (equal to the average of the Annual Incentive Bonuses paid to the Executive over the preceding two years) for each month within such period, for a period of up to twelve (12) months from the date of such termination of employment, then, during the period specified in clause (i), (ii) or (iii) above, as applicable, the Executive shall not, directly or indirectly, (A) engage in any "Competitive Business" (as defined below) for his own account, (B) enter into the employ of, or render any services to, any person engaged in a Competitive Business, or (C) become interested in any entity engaged in a Competitive Business, directly or indirectly as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided that nothing shall prevent the Executive from providing legal services in private practice; provided, further, that the Executive may own, solely as an investment, securities of any entity which are traded on a national securities exchange if the Executive is not a controlling person of, or a member of a group that controls such entity and does not, directly or indirectly, own 2% or more of any class of securities of such entity.

                  For purposes of this Agreement the term "Competitive Business" shall mean a business which competes with the Corporation or its subsidiaries, affiliates or licensees, and shall include, without limitation, those brands and companies that the Corporation and the Executive have jointly designated in writing on the date hereof as being in competition with the Corporation as of the date hereof. The term Competitive Business is not intended to include the business of a competitor of a licensee whose business does not involve or compete with the licensed businesses of the Corporation or its subsidiaries and affiliates.

                           (d) The Executive will not at any time (whether
during or after his employment with the Corporation) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, entity or enterprise, other than the Corporation or any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Corporation generally, or any subsidiary, affiliate or licensee of the Corporation; provided that the foregoing shall not apply to information which is not unique to the Corporation or which is generally known to the industry or the public other than as a result of the Executive's breach of this covenant. The Executive agrees that upon termination of his employment with the Corporation for any reason, he will return to the Corporation immediately all memoranda, books, papers, plans, information, letters and other data, and all copies


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thereof or therefrom, in any way relating to the business of the Corporation or its subsidiaries or affiliates or licensees.

                           (e) If the Executive breaches, or threatens to commit
a breach of, any of the provisions of this Section 8 (the "Restrictive Covenants"), the Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Corporation under law or equity:

                                    (i) The right and remedy to have the
                  Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Corporation and that money damages will not provide an adequate remedy to the Corporation;

                                    (ii) The right and remedy to require the
                  Executive to account for and pay over to the Corporation all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Corporation; and

                                    (iii) The right to discontinue the payment
                  of any amounts owing to the Executive under the Agreement. To the extent Executive disputes the discontinuance of any payments hereunder, such payments shall be segregated and deposited in an interest bearing account pending resolution of the dispute.

                           (f) If any court determines that any of the
Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portion. In addition, if any court construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  9. Successors; Binding Agreement.

                           (a) The Corporation will require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.


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                           (b) This Agreement and all rights of the Executive
hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

                  10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered with receipt acknowledged or five business days after having been mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                           Victor Cohen
                           1195 The Strand
                           Teaneck, NJ  07666

                  If to the Corporation:

                           Polo Ralph Lauren Corporation
                           650 Madison Avenue
                           New York, New York  10022
                           Attention:  President

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Corporation as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

                  12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


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
                  14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the City of New York before a single arbitrator who shall be a retired federal judge in accordance with the then obtaining National Rules for the Resolution of Employment Disputes or, if such rules are no longer in effect the then obtaining employment rules of the American Arbitration Association. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Corporation shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 8 of this Agreement and the Executive hereby consents that such restraining order or injunction be granted without the necessity of the Corporation's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement. Fees and expenses payable to the American Arbitration Association and the arbitrator shall be shared equally by the Corporation and by the Executive, but the parties shall otherwise bear their own costs in connection with the arbitration; provided that the arbitrator shall be entitled to include as part of the award to the prevailing party the reasonable legal fees and expenses incurred by such party in an amount not to exceed $50,000.

                  15. Withholding. The Corporation may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable law or regulation.

                  16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.


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
                  IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and the Executive has hereunto set his hand, effective as of the first day written above.


                          POLO RALPH LAUREN CORPORATION


                                  By:      /s/ Lance Isham
                                           -------------------------------------
                                  Name:    Lance Isham
                                  Title:   President and Chief Operating Officer
                                  Date:    April 1, 2000


                                           /s/ Victor Cohen
                                           -------------------------------------
                                  Executive:  VICTOR COHEN

                                  Date:    April 1, 2000


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